Exhibit 4.1

Interactive Data
14 West Street
New York, NY  10005


December 18, 1995


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


Re: Van Kampen American Capital Insured Income Trust, Series 51 and
Series 52
 (A Unit Investment Trust) Registered Under the Securities Act of 1933
                                        File No. 33-65015


Gentlemen:

     We have examined the Registration Statement for the above captioned Fund. We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President